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                                                                    EXHIBIT 99.1

[SUREBEAM GRAPHIC]


                            SUREBEAM DIRECTOR RESIGNS

SAN DIEGO, CA. OCTOBER 1, 2003 - SUREBEAM CORPORATION (NASDAQ: SUREE) today announced that its Board of Directors has accepted the resignation of Jack A. Henry as a Director. Mr. Henry joined the Board on July 27, 2003 and was elected Chairman of the Audit Committee and served as a member of the Compensation Committee.

Mr. Henry is President and CEO of Sierra Blanca Ventures, a Phoenix-based private advisory and investment firm. In offering his resignation, Mr. Henry stated, "the time demands of my other business commitments will not allow me to dedicate the time that will be necessary to fulfill my responsibilities as Chairman of the Audit Committee and a member of the Board."

Headquartered in San Diego, California, SureBeam Corporation operates processing service centers located in Glendale Heights, Illinois; Sioux City, Iowa; College Station, Texas; and Rio de Janeiro, Brazil. The Company is a leading provider of electron beam food safety systems and services for the food industry. SureBeam's technology significantly improves food quality, extends product freshness, and provides disinfestation that helps to protect the environment. The SureBeam patented system is based on proven electron beam and x-ray technology that destroys harmful food-borne bacteria much like thermal pasteurization does to milk. This technology can also eliminate the need for toxic chemical fumigants used in pest control that may be harmful to the earth's ozone layer.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include statements that do not relate strictly to historical or current facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into new commercial food markets that require the company to develop demand for its product, its ability to access capital markets, the risk that purchase orders placed with the Company will not result in sales, and other risks described in the Company's Securities and Exchange Commission filings.


          MEDIA CONTACT FOR SUREBEAM: MARK STEPHENSON, VICE PRESIDENT, CORPORATE COMMUNICATIONS, (858) 795-6227 OR MSTEPHENSON@SUREBEAM.COM

      INVESTOR RELATIONS CONTACT FOR SUREBEAM: KRISTA MALLORY, DIRECTOR OF
           INVESTOR RELATIONS, (858) 795-6300 OR INVEST@SUREBEAM.COM


            SUREBEAM Corporation, 9276 Scranton Road, Suite 600, San
        Diego, CA 92121 phone - 858.795-6300 fax - 858.795-6301 e-mail -
                    info@surebeam.com web - www.surebeam.com

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                       CONTACT PRESSRELEASES@SUREBEAM.COM

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            SUREBEAM CORPORATION'S WEB SITE: HTTP://WWW.SUREBEAM.COM